SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.      )

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PACCAR INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 21, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of PACCAR Inc, which will be held at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, at 10:30 a.m. on April 24, 2007.

The principal business of the Annual Meeting is stated on the attached Notice of Annual Meeting of Stockholders. We will also provide an update on the Company’s activities. The Board of Directors recommends a vote FOR Item 1 and AGAINST Items 2 and 3.

Your VOTE is important. Whether or not you plan to attend the Annual Meeting, please vote your proxy either by mail, telephone or over the Internet.

Sincerely,

/s/ Mark C. Pigott

Mark C. Pigott
Chairman of the Board and
Chief Executive Officer

Notice of Annual Meeting of Stockholders

The Annual Meeting of Stockholders of PACCAR Inc will be held at 10:30 a.m. on Tuesday, April 24, 2007, at the Meydenbauer Center, 11100 N.E. 6th Street, Bellevue, Washington, for these purposes:

1.  To elect three directors to serve three-year terms ending in 2010.

2.  To vote on a stockholder proposal regarding the shareholder rights plan.

3.  To vote on a stockholder proposal regarding a director vote threshold.

4.  To transact such other business as may properly come before the meeting.

Stockholders entitled to vote at this meeting are those of record as of the close of business on February 26, 2007.

IMPORTANT: The vote of each stockholder is important regardless of the number of shares held. Whether or not you plan to attend the meeting, please complete and return your proxy form.

Directions to the Meydenbauer Center can be found on the back cover of the attached Proxy Statement.

By order of the Board of Directors

/s/ J. M. D’Amato

J. M. D’Amato
Secretary
Bellevue, Washington
March 21, 2007

PROXY STATEMENT

The Board of Directors of PACCAR Inc issues this proxy statement to solicit proxies for use at the Annual Meeting of Stockholders on April 24, 2007, at the Meydenbauer Center in Bellevue, Washington. This proxy statement includes information about the business matters that will be voted upon at the meeting. The proxy statement and proxy form were first sent to stockholders on or about March 21, 2007.

GENERAL INFORMATION

Voting Rights

Stockholders eligible to vote at the meeting are those identified as owners at the close of business on the record date, February 26, 2007. Each outstanding share of common stock is entitled to one vote on all items presented at the meeting. At the close of business on February 26, 2007, the Company had 248,758,458 shares of common stock outstanding and entitled to vote.

Stockholders may vote in person at the meeting or by proxy. Execution of a proxy does not affect the right of a stockholder to attend the meeting. The Board recommends that stockholders exercise their right to vote by promptly completing and returning the proxy form either by mail, telephone or the Internet.

Voting by Proxy

Mark C. Pigott and John M. Fluke, Jr., are designated proxy holders to vote shares on behalf of stockholders at the 2007 Annual Meeting. The proxy holders are authorized to:

•	vote shares as instructed by the stockholders who have properly completed and returned the proxy form;

•	vote shares as recommended by the Board when stockholders have executed and returned the proxy form, but have given no instructions; and

•	vote shares at their discretion on any matter not identified in the proxy form that is properly brought before the Annual Meeting.

The Trustee for the PACCAR Inc Savings Investment Plan (the SIP) votes shares held in the SIP according to each member’s instructions on the proxy form. If the proxy form is not returned or is returned without voting instructions, the Trustee will vote the shares in direct proportion to the shares for which it has received timely voting instructions, as provided for in the SIP.

Proxy Voting Procedures

The proxy form allows registered stockholders to vote in one of three ways:

Mail. Stockholders may complete, sign, date and return the proxy form in the pre-addressed, postage-paid envelope provided.

Telephone. Stockholders may call the toll-free number listed on the proxy form and follow the voting instructions given.

Internet. Stockholders may access the Internet address listed on the proxy form and follow the voting instructions given.

Telephone and Internet voting procedures authenticate each stockholder by using a control number. The voting procedures will confirm that your instructions have been properly recorded. Stockholders who vote by telephone or Internet should not return the proxy form.

Stockholders who hold shares through a broker or agent should follow the voting instructions received from that broker or agent.

Revoking Proxy Voting Instructions. A proxy may be revoked by a later-dated proxy or by written notice to the Secretary of the Company at any time before it is voted. Stockholders who hold shares through a broker should contact the broker or other agent if they wish to change their vote after executing the proxy.

Online Delivery of Annual Meeting Materials

The Company’s 2006 annual report and 2007 proxy statement are available on its web site at www.paccar.com/2007annualmeeting/. Registered stockholders who previously elected to receive these documents electronically and now wish to receive paper copies of the annual report and proxy statement may contact the Company’s transfer agent, Wells Fargo Shareowner Services, at 1.800.468.9716 or visit www.econsent.com/pcar/. Stockholders who hold Company stock in street name must contact their bank or broker to change their election and receive paper copies of the annual report and proxy statement.

Registered stockholders can receive future proxy statements and annual reports in electronic format, instead of receiving paper documents, by registering at www.econsent.com/pcar/. Stockholders who hold Company stock in street name may inquire of their bank or broker about the availability of electronic receipt of future annual meeting materials.

Stockholders who choose electronic receipt of annual meeting materials will receive a notice when the proxy materials become available with instructions on how to access them over the Internet.

Multiple Stockholders Sharing the Same Address

Registered stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact Wells Fargo Shareowner Services at 1.877.602.7615 or P.O. Box 64854, St. Paul, Minnesota 55164-0854. Street name stockholders at a shared address who would like to discontinue receipt of multiple copies of the annual report and proxy statement in the future should contact their bank or broker.

Some street name stockholders elected to receive one copy of the 2006 Annual Report and 2007 Proxy Statement at a shared address prior to the 2007 Annual Meeting. If those stockholders now wish to change that election, they may do so by contacting their bank, broker, or PACCAR at 425.468.7520 or P.O. Box 1518, Bellevue, Washington 98009.

Vote Required and Method of Counting Votes

The presence at the Annual Meeting, in person or by duly authorized proxy, of a majority of all the stock issued and outstanding and having voting power shall constitute a quorum for the transaction of business.

Item 1:	Election of Directors

Directors are elected by a plurality of the votes cast for the election of directors. If a stockholder does not vote for the election of directors because the authority to vote is withheld, because the proxy is not returned, because the broker holding the shares does not vote or because of some other reason, the shares will not count in determining the total number of votes for each nominee. The Company’s Certificate of Incorporation does not provide for cumulative voting. Proxies signed and returned unmarked will be voted FOR the nominees for Class III Director.

If any nominee is unable to act as director because of an unexpected occurrence, the proxy holders may vote the proxies for another person or the Board of Directors may reduce the number of directors to be elected.

Items 2 and 3

To be approved, each item must receive the affirmative vote of a majority of shares present in person or by proxy and entitled to vote at the Annual Meeting. Abstentions will count as a vote against each item.

Broker nonvotes do not affect the voting calculations. Proxies that are signed and returned unmarked will be voted AGAINST Items 2 and 3.

Expenses of Solicitation

Expenses for solicitation of proxies will be paid by the Company. Solicitation will be by mail, except for any electronic, telephone, or personal solicitation by directors, officers and employees of the Company, which will be made without additional compensation. The Company has retained Georgeson Inc. to aid in the solicitation of stockholders for a fee of approximately $7,500 plus reimbursement of expenses. The Company will request banks and brokers to solicit proxies from their customers and will reimburse those banks and brokers for reasonable out-of-pocket costs for this solicitation.

STOCK OWNERSHIP

The following person is known to the Company to be the beneficial owner of more than five percent of the Company’s common stock as of December 31, 2006 (amounts shown are rounded to whole shares):

	Shares
	Beneficially	Percent
Name and Address of Beneficial Owner	Owned	of Class

Merrill Lynch, Pierce, Fenner & Smith, Incorporation	15,013,257 (a)	6.0
250 Vessey Street
New York, NY 10080

The following list shows the shares of common stock beneficially owned by (1) each director, (2) the Chief Executive Officer and the other four most highly compensated executive officers (collectively the “Named Officers”), and (3) by all directors and executive officers as a group as of February 26, 2007 (amounts shown are rounded to whole share amounts):

	Shares
	Beneficially		Percent
Name	Owned		of Class

James G. Cardillo	81,615	(b)	*
Alison J. Carnwath	3,637	(c)	*
John M. Fluke, Jr.	16,193	(c)	*
Kenneth R. Gangl	21,115	(b)	*
Stephen F. Page	11,089	(c)	*
Robert T. Parry	4,744	(c)	*
James C. Pigott	12,282,177	(c)(d)	4.9
Mark C. Pigott	4,022,599	(e)(f)	1.6
Thomas E. Plimpton	164,400	(b)	*
William G. Reed, Jr.	451,936	(c)(e)	*
Michael A. Tembreull	287,572	(b)	*
Harold A. Wagner	38,383	(c)	*
Charles R. Williamson	3,835	(c)	*
Total of all directors and executive officers as a group (16 individuals)	17,438,496		7.0

*	does not exceed one percent.

(a)	Merrill Lynch, Pierce, Fenner & Smith, Incorporation, a wholly owned subsidiary of Merrill Lynch & Co., Inc., reported on Schedule 13G filed February 14, 2007, that it has sole voting and investment power over 15,013,257 shares.

(b)	Includes shares allocated in the Company’s SIP for which the participant has sole voting and investment power as follows: J. G. Cardillo 15,901; K. R. Gangl 3,205; T. E. Plimpton 27,759; M. A. Tembreull

56,378. Includes deferred cash awards accrued as stock units without voting rights under the Deferred Incentive Compensation Plan (the DIC Plan) and the Long Term Incentive Plan (the LTIP) as follows: T. E. Plimpton 7,393 and M. A. Tembreull 85,131. Includes restricted shares for which the participant has voting power as follows: J. G. Cardillo 5,543; K. R. Gangl 5,086; T. E. Plimpton 12,253; M. A. Tembreull 15,982. Also includes options to purchase shares exercisable as of February 26, 2007, as follows: J. G. Cardillo 59,280; K. R. Gangl 5,991; T. E. Plimpton 114,983; M. A. Tembreull 96,506.

(c)	Includes shares in the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (the RSDC Plan) over which the participant has sole voting but no investment power. Also includes deferred cash accrued as stock units without voting rights as follows: S. F. Page 5,793; H. A. Wagner 23,090; C. R. Williamson 1,632.

(d)	Includes 5,068,482 shares held by charitable trusts of which he is a co-trustee and shares voting and investment power.

(e)	Includes shares held in the name of a spouse and/or children to which beneficial ownership is disclaimed.

(f)	Includes 39,804 shares allocated in the Company’s SIP for which he has sole voting and investment power over all shares; deferred cash awards accrued as 75,218 stock units under the DIC Plan and the LTIP, 84,407 restricted shares for which he has sole voting power and 872,595 shares owned by a corporation over which he has no voting or investment power. Also includes options to purchase 1,248,883 shares exercisable as of February 26, 2007.

ITEM 1:	ELECTION OF DIRECTORS

Three Class III Directors are to be elected at the meeting. The persons named below have been designated by the Board as nominees for election as Class III Directors for a term expiring at the Annual Meeting of Stockholders in 2010. All of the nominees are currently serving as Directors of the Company.

BOARD NOMINEES FOR CLASS III DIRECTORS
(TERMS EXPIRE AT THE 2010 ANNUAL MEETING)

ALISON J. CARNWATH, age 54, is an adviser to Lexicon Partners, an independent corporate finance advisory firm, and chairman of the management board and investment committees at ISIS Equity Partners, LLP, a private equity firm, both based in the United Kingdom. She was chairman of The Vitec Group plc, a British supplier of products and services to the broadcast and media industries, from April 1999 to October 2004 and was its chief executive officer during 2001. She was a managing director of Donaldson Lufkin & Jenrette, Inc., a New York based investment bank, from 1997 to 2000. She is a director of Friends Provident plc, Gallaher Group Plc, Land Securities Group PLC and Man Group plc, all United Kingdom listed companies and Glas Cymru Cyfyngedig, one of the largest regulated water and sewerage companies in the U.K. She has served as a director of the Company since 2005.

ROBERT T. PARRY, age 67, was president and chief executive officer of the Federal Reserve Bank of San Francisco from 1986 until his retirement in June 2004. In that position, he served on the Federal Open Market Committee of the Federal Reserve System, the governmental body that sets monetary policy and interest rates. He is also a director of Countrywide Financial Corporation, Countrywide Bank and Janus Capital Group Inc. He has served as a director of the Company since 2004.

HAROLD A. WAGNER, age 71, is non-executive chairman of Agere Systems Inc., a provider of communications components. He has served in that position since 2001. He served as chairman and chief executive officer of Air Products and Chemicals, Inc., a supplier of industrial gases, related equipment and chemicals, from 1992 to 2000, and as its chairman, chief executive officer and president from 1992 to 1998. He is a director of Agere Systems, Inc., CIGNA Corporation, Maersk Inc. and United Technologies Corporation. Mr. Wagner also serves on the Business Advisory Council of A. P. Moller, Inc. He has served as a director of the Company since 1999.

CLASS I DIRECTORS (TERMS EXPIRE AT THE 2008 ANNUAL MEETING)

JOHN M. FLUKE, JR., age 64, is chairman of Fluke Capital Management, L.P., a private investment company, and has held that position since 1990. He is a director of Tully’s Coffee Corporation. He has served as a director of the Company since 1984.

STEPHEN F. PAGE, age 67, served as vice chairman and chief financial officer and a director of United Technologies Corporation (UTC), a provider of high-technology products and services to the building systems and aerospace industries, from 2002 until his retirement in April 2004. From 1997 to 2002 he was president and chief executive officer of Otis Elevator Co., a subsidiary of UTC. He is also a director of Lowe’s Companies, Inc. and Liberty Mutual Holding Company Inc. He has served as a director of the Company since 2004.

MICHAEL A. TEMBREULL, age 60, is Vice Chairman of the Company and has held that position since January 1995. He was Executive Vice President from January 1992 to January 1995 and Senior Vice President from September 1990 to January 1992. He has served as a director of the Company since 1994.

CLASS II DIRECTORS (TERMS EXPIRE AT THE 2009 ANNUAL MEETING)

JAMES C. PIGOTT, age 70, is president of Pigott Enterprises, Inc., a private investment company, and has held that position since 1983. He was chairman and chief executive officer of Management Reports and Services, Inc., a provider of business services, from 1986 until December 1999. He is the uncle of Mark C. Pigott, a director of the Company. He has served as a director of the Company since 1972.

MARK C. PIGOTT, age 53, is Chairman and Chief Executive Officer of the Company and has held that position since January 1997. He was a Vice Chairman of the Company from January 1995 to December 31, 1996, Executive Vice President from December 1993 to January 1995, Senior Vice President from January 1990 to December 1993 and Vice President from October 1988 to December 1989. He is the nephew of James C. Pigott, a director of the Company. He has served as a director of the Company since 1994.

WILLIAM G. REED, JR., age 68, was chairman of Simpson Investment Company, a forest products holding company and the parent of Simpson Timber Company, from 1971 through June 1996. He served as chairman of the board of Safeco Corporation from January 2001 through December 2002 and as lead independent director from 2000 to 2004. He is a director of Safeco Corporation, Green Diamond Resource Company, The Seattle Times Company and Washington Mutual, Inc. He has served as a director of the Company since 1998.

CHARLES R. WILLIAMSON, age 58, was chairman and chief executive officer of Unocal, the California-based energy company, from 2001 until Unocal merged with Chevron in August 2005. He served as executive vice president of Chevron from August 2005 until his retirement in December 2005. He served as a director of Unocal from 2000 to 2005. He held a variety of technical and management positions with Unocal around the world. Mr. Williamson was the chairman of the US-ASEAN Business Council from 2002 to 2005. He is a director of the Weyerhaeuser Company and Talisman Energy Inc. He has served as a director of the Company since 2006.

THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

BOARD GOVERNANCE

The Board of Directors has determined that the following persons are independent directors as defined by NASDAQ Rule 4200: Alison J. Carnwath, John M. Fluke, Jr., David K. Newbigging, Stephen F. Page, Robert T. Parry, James C. Pigott, William G. Reed, Jr., Harold A. Wagner and Charles R. Williamson.

Stockholders may contact the Board of Directors by writing to: The Board of Directors, PACCAR Inc, 11th Floor, P. O. Box 1518, Bellevue, WA 98009, or by e-mailing PACCAR.Board@paccar.com. The Corporate Secretary will receive, process and acknowledge receipt of all written communications. Suggestions or concerns involving accounting, internal controls or auditing matters will be directed to the audit committee chairman. Concerns regarding other matters will be directed to the individual director or committee named. If no identification is made, the matter will be directed to the executive committee of the Board.

The Board of Directors met four times during 2006. Each member attended at least 75 percent of the combined total of meetings of the Board of Directors and the committees of the Board on which each served. All Company directors are expected to attend each annual stockholder meeting. All sitting directors attended the annual stockholder meeting in April 2006. The Board has four standing committees. The members of each committee are listed below with the chairman of each committee listed first:

Nominating and
Audit	Compensation	Executive	Governance
Committee	Committee	Committee	Committee

W. G. Reed, Jr.	J. M. Fluke, Jr.	M. C. Pigott	J. C. Pigott
J. M. Fluke, Jr.	A. J. Carnwath	J. C. Pigott	S. F. Page
S. F. Page	R. T. Parry	W. G. Reed, Jr.	H. A. Wagner
H. A. Wagner	C. R. Williamson

The Audit Committee selects and evaluates the independent auditors and approves all services they provide, reviews reports of independent auditors, internal auditors, and the annual financial statements and monitors the effectiveness of the audit process, financial reporting and the corporate compliance programs. The Committee met twice in 2006.

The Compensation Committee reviews and approves salaries and other compensation matters for executive officers. It administers the LTIP, the Senior Executive Yearly Incentive Compensation Plan and the DIC Plan. The Committee met five times in 2006.

The Executive Committee acts on routine Board matters when the Board is not in session. The Committee took action three times in 2006.

The Nominating and Governance Committee selects candidates for election to the Board of Directors and considers nominees recommended by stockholders. All director nominees must be approved by a majority of the Board’s independent directors. The Committee met four times in 2006.

COMPENSATION OF DIRECTORS

The non-employee directors reported the following compensation for the fiscal year ending December 31, 2006:

Summary Compensation

	Fees Earned or Paid	Stock
	in Cash (a)	Awards (b)	Total (c)
Name	($)	($)	($)

A. J. Carnwath	$125,000	$41,735	$166,735
J. M. Fluke, Jr.	155,000	99,573	254,573
D. K. Newbigging	53,900	152,174	206,074
S. F. Page	120,000	75,878	195,878
R. T. Parry	145,000	68,170	213,170
J. C. Pigott	115,000	99,573	214,573
W. G. Reed, Jr.	120,000	99,573	219,573
H. A. Wagner	120,000	99,573	219,573
C. R. Williamson	88,750	9,519	98,269

(a)	Fees for non-employee directors include the 2006 annual retainer of $75,000, board meeting fees of $7,500 per meeting and committee meeting fees of $5,000 per meeting. If elected or retired during the calendar year, the non-employee director receives a prorated retainer. A single meeting attendance fee was paid when a board and committee meeting were held on the same day.

(b)	Restricted stock with a fair value of $90,000 was awarded to each non-employee director under the Restricted Stock and Deferred Compensation Plan For Non-Employee Directors (RSDC Plan) on January 2, 2006. C. R. Williamson received a prorated award of $45,000 on July 3, 2006. Amounts shown above represent compensation expense recognized in 2006 related to restricted stock awards made under the RSDC Plan for 2004, 2005 and 2006 calculated in accordance with FAS No. 123(R). Expense recognized for A. J. Carnwath, S. F. Page, R. T. Parry and C. R. Williamson is prorated based on the date of their initial Board membership. Expense for the 2004, 2005 and 2006 grants to D. K. Newbigging was recognized in 2006 due to his retirement from the Board on April 24, 2006. On December 31, 2006, non-employee directors held the following total number of unvested shares of restricted stock: A. J. Carnwath 2,250; J. M. Fluke, Jr., 4,672; J. C. Pigott 4,672; W. G. Reed, Jr., 4,672; R. T. Parry 3,357; S. F. Page 3,729; H. A. Wagner 4,672; C. R. Williamson 816.

(c)	S. F. Page, H. A. Wagner and C. R. Williamson deferred some or all of their compensation earned in 2006. None of the deferred compensation earned interest that was in excess of 120 percent of the applicable federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code. Perquisites were less than the $10,000 reporting threshold.

Narrative to Director Compensation Table

Non-employee directors receive the annual retainer and board meeting fees identified in footnote (a).

On the first business day of the year, each non-employee director receives $90,000 in restricted stock under the Restricted Stock and Deferred Compensation Plan for Non-Employee Directors (RSDC Plan). The number of shares received is determined by dividing $90,000 by the closing price of a share of Company stock on the first business day of the year. Non-employee directors elected during the calendar year receive a prorated award to reflect the number of calendar quarters the director will serve in the year of election. Restricted shares vest three years after the date of grant or upon mandatory retirement after age 72, death or disability. Directors receive dividends and voting rights on all shares during the vesting period.

Non-employee directors may elect to defer all or a part of their cash retainer and fees to an income account or to a stock unit account under the RSDC Plan. The income account accrues interest at a rate equal to the simple combined average of the monthly Aa Industrial Bond yield averages for the immediately preceding quarter and is compounded quarterly. Stock unit accounts are credited with the number of shares of common stock that could have been purchased at the closing price of Company stock on the date the cash compensation is payable. Thereafter dividends earned are treated as if they were reinvested at the closing price of Company stock on the date the dividend is payable. The balances in a director’s deferred accounts are paid out at or after retirement or termination in accordance with the director’s deferred account election. The balance in the stock unit account is distributed in shares of the Company’s common stock.

Directors are eligible to participate in the Company’s matching gift program on the same basis as U.S. salaried employees. Under the program, the PACCAR Foundation matches donations participants make to eligible educational institutions up to a maximum annual donation of $5,000 per participant. In 2006, the PACCAR Foundation made gifts of $5,000 to match donations of the same amount by R. T. Parry, J. C. Pigott, S. F. Page and W. G. Reed, Jr.

COMPENSATION OF EXECUTIVE OFFICERS

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Compensation Program Objectives and Structure

PACCAR’s compensation programs are designed to attract and retain high-quality executives, link incentives to the Company’s superior performance results and align the interests of management with those of stockholders. These programs offer compensation that is competitive with companies that operate in the same industries globally. PACCAR’s goal is to achieve superior performance measured against its industry peers.

Under the supervision of the Compensation Committee of the Board of Directors (the “Committee”), composed exclusively of independent directors, the Company compensation objectives utilize programs that have delivered 68 consecutive years of net income, yearly dividends since 1941 and excellent stockholder returns. The compensation framework has three main components:

•	base salaries;

•	annual cash incentives that focus on the attainment of Company profitability and individual business goals; and

•	an equity- and cash-based Long Term Incentive Plan (“LTIP”) focusing on long-term growth in shareholder value, including three-year performance versus industry peers as measured by growth in net income, return on sales and return on capital.

The Named Executive Officers and all salaried employees participate in the Company’s retirement programs. The officers participate in the Company’s unfunded Supplemental Retirement Plan described on page 18, which provides a retirement benefit to those employees affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and other qualified plan benefit limitations.

The Company does not provide any other significant perquisites or executive benefits to its Named Executive Officers.

Industry Compensation Comparison Groups

The Company considers a number of factors when reviewing and determining compensation, including Company performance, individual performance and compensation for executives among peer organizations. The Company utilizes information from industry-published compensation surveys as well as surveys conducted by outside consultants to determine if compensation for the Chief Executive Officer and executive officers is competitive with the market.

The surveys include data from Fortune-500 capital goods, manufacturing and other business sector companies, including all of the selected companies (the “Peer Companies”) that comprise the index used in the stock performance graph set forth in the Company’s Annual Report on Form 10-K and on page 25 of this proxy statement: ArvinMeritor Inc., Caterpillar Inc., Cummins Inc., Dana Corporation, Deere & Company, Eaton Corporation, Ingersoll-Rand Company Limited, Navistar International Corporation and Oshkosh Truck Corporation. The Peer Companies are chosen because, in the Committee’s judgment, they are the most directly comparable to the Company in size and nature of business. The Peer Companies may vary based on the Committee’s regular review. The Company believes it is important to include in the surveys both the Peer Companies and other organizations with which the Company competes in the broader market for executive talent.

Elements of Total Compensation

As reported in the Company’s 2006 proxy statement, the Committee retained an independent consultant in 2005 to conduct an extensive review of executive compensation. The review concluded that the Chief Executive Officer’s total compensation was below the competitive 50th percentile during the prior three years despite the Company’s consistently excellent performance. The survey determined that the Company’s long-term incentive programs were significantly below competitive levels. The Committee increased the percent of salary used to establish the target award for the long-term incentive compensation cash award starting in 2006 for all executives, added an annual restricted stock program for the Named Executive Officers in 2006 and a restricted stock match program for the Chief Executive Officer. No other significant changes have been made to the compensation program for the Named Executive Officers during the reporting period.

Base Salaries. It is important that base salaries are competitive with industry peer companies to attract and retain executives. The Committee reviews the base salaries for the Chief Executive Officer and other officers each year. The Committee may or may not approve changes to base salaries based on an assessment of individual and company performance, internal pay equity and competitive pay levels.

Annual Incentive Cash Compensation. Annual incentive cash compensation for the Named Executive Officers is regulated under the Senior Executive Yearly Incentive Compensation Plan (the “Plan”) approved by the stockholders. The maximum annual incentive cash award under the Senior Executive Yearly Incentive Compensation Plan is $4,000,000. The Committee sets annual performance goals and a minimum, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. Targets range from 55 to 100 percent of base salary. Awards are subject to the conditions of payment in the Plan, as required by Section 162(m) of the Internal Revenue Code. The Committee utilizes a formula to determine the amount of the incentive compensation award measured on a scale ranging from no award if less than 70 percent of the goal is achieved to a maximum of 200 percent of the executive’s target award if achievement exceeds 140 percent of goal. The Committee, in its sole discretion, may reduce or eliminate any award earned by the Named Executive Officers based on an assessment of individual performance.

A substantial portion (40 to 100 percent) of the award for each Named Executive Officer is based upon Company performance relative to an overall net profit goal proposed by Company management and approved by the Committee. The net profit goal is intended to be achievable only by outstanding performance. The remaining portion of the award for certain of the Named Executive Officers is based upon individual business unit performance goals determined by the Chief Executive Officer. Goals may include the financial performance of the business units, market share improvement, product quality, new product development, improved production efficiencies, safe and efficient facilities and similar business unit objectives. The Committee assesses annual goal achievement and approves awards for the Named Executive Officers. The 2006 net profit exceeded 140 percent of goal and a maximum payout was approved by the Committee early in 2007. The 2006 performance goals and awards for each Named Executive Officer are described on page 14 of this proxy statement.

Long Term Incentive Compensation. The Company’s long-term incentive program is based on a three-year performance period and provides annual grants of stock options, restricted stock and cash incentive awards.

Stock options. Stock options link the interests of executives directly with stockholders’ interests through increased individual stock ownership. Stock options are granted once each year and are not repriced. They become exercisable at the end of a three-year vesting period and expire ten years after the date of grant. The terms of the stock options granted in 2006 are described on page 14 of this proxy statement.

In January of each year, Company management generates a recommended list of eligible executives (approximately 200 executives) for the long-term incentive program. The Committee reviews and approves all stock option grants issued by the Company at its meeting held on a predetermined date in January of each year. The stock option grant date is the date of the Committee’s meeting, which in 2007 was after the 2006 fourth quarter earnings release. The exercise price of the options is the closing price of the Company’s stock on the date of the grant.

Annual restricted stock program. In 2006, the Company introduced restricted stock to its compensation program for the Named Executive Officers. The Committee determines a target award for each Named Executive Officer, expressed as a percentage of salary on the date the award is determined. Grants are made annually in January subject to achievement of an annual performance hurdle determined in advance by the Committee. For awards made in 2006, the performance goal of a 4 percent return on 2006 sales was exceeded. The restricted stock vests 25 percent per year over a four-year period beginning in the year following the grant. The material terms of the restricted stock awards are described on page 14 of this proxy statement.

Restricted stock match program. In 2006, the Company introduced a share match program for the Chief Executive Officer due to the superior shareholder returns of the previous ten years and the inequity of his compensation compared to the industry peer group. Under the program, if the Chief Executive Officer acquires Company stock either by exercising stock options or through open market purchases, he may receive a matching award of restricted stock. The Committee will award restricted shares equal to the number of shares acquired during the quarter subject to an annual limit of 150,000 shares. Restricted match shares vest after five years if the Company’s earnings per share growth over the same five-year period meets or exceeds that of at least 50 percent of the Peer Companies. With certain exceptions, all restricted match shares will be forfeited if the performance threshold is not achieved or if the Chief Executive Officer terminates employment with the Company during the vesting period. If the purchased shares are sold before vesting an equal number of restricted match shares will be forfeited. The program provides for a maximum of 375,000 restricted shares. No shares were awarded under the share match program in 2006. The material terms of a stock match award are set forth in an agreement approved by the Committee and filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

Long-term incentive compensation cash award. Named Executive Officers and all executive officers are eligible for a long-term incentive compensation cash award based upon performance goals approved by the Committee. Each year the Committee approves a threshold, target and maximum award for each Named Executive Officer, expressed as a percentage of base salary. Targets range from 60 to 150 percent of base salary. As described more fully on page 15 of this proxy statement, a portion (50 to 100 percent) of the Named Executive Officers’ goals are based on Company performance measured in terms of the Company’s rank in three-year compound growth of net income, return on sales and return on capital (weighted equally) when compared to the Peer Companies. The performance goals provide an incentive for superior performance that can be measured against the Company’s industry peers. The maximum amount that may be paid to any eligible participant in any year under this program is $6,000,000. The award is also subject to the conditions of payment set forth in the Long Term Incentive Plan, as required by Section 162(m) of the Internal Revenue Code.

The remaining portion of the award for certain of the Named Executive Officers is based upon individual performance goals determined by the Chief Executive Officer similar to those described above for the annual incentive plan, measured over a three-year performance cycle. Each year the Committee assesses goal achievement for the three-year period and approves awards for the Named Executive Officers.

For the 2003-2005 LTIP cycle, the Company achieved superior results and ranked above all of the Peer Companies that reported earnings. The Committee determined that the target was exceeded and awarded the maximum payout for this goal in April 2006. The awards for Named Executive Officers for the 2004-2006 cycle had not been determined on the date this proxy statement was prepared.

Deferral of Annual and Long-Term Performance Cash Awards

The Committee administers a Deferred Incentive Compensation Plan which allows eligible employees to defer cash incentive awards into an income account or a stock unit account. Both accounts are unfunded and unsecured. This program provides tax and retirement planning benefits to participants and market-based returns on amounts deferred. Certain deferrals are subject to Internal Revenue Code Section 409A. Payouts from the income account are made in cash either in a lump sum or in a maximum of 15 annual installments in accordance with the executive’s payment election. Payments may commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2. Stock units credited under the Deferred Incentive Compensation Plan are disbursed in a one time payment of Company shares. Participation in the Deferred Compensation Plan is voluntary. The Plan is described on page 18 of this proxy statement.

Variable Compensation Structure

The Company’s executive compensation program structure includes a balance of annual and long-term incentives, cash and Company equity. The goal is for each element of the program to be competitive with the industry Peer Companies. At higher levels of responsibility within the Company, the senior executives have a larger percentage of total compensation based on Company performance incentive programs. For 2006, the Committee approved a target allocation for the Chief Executive Officer of approximately 17 percent base salary, 17 percent annual cash incentives and 66 percent long-term incentives. The long-term incentives include over 40 percent of total compensation as equity awards. For the other Named Executive Officers, the target allocation as a group averaged 29 percent base salary, 18 percent annual cash incentives and 53 percent long-term incentives. The long-term incentives include approximately 31 percent of their total compensation as equity awards. The Company believes the allocation promotes its objectives of profitable growth and superior long-term results.

Effect of Post-Termination Events

The Company has no written employment agreement with its Chief Executive Officer, and it has no agreement to pay severance to any Named Executive Officer upon termination. The Company maintains a separation pay plan for all U.S. salaried employees that provides a single payment of up to six months of base salary in the event of job elimination in a business restructuring or reduction in force. The Named Executive Officers are eligible for the benefit on the same terms as any other eligible U.S. salaried employee. Executive compensation programs provide full benefits only if a Named Executive Officer remains with the Company until normal retirement at age 65.

Effect of Accounting or Tax Treatment

Company policy is to structure compensation arrangements that fully preserve tax deductions for executive compensation under Section 162(m) of the Internal Revenue Code. Cash awards paid to Named Executive Officers under the Senior Executive Yearly Incentive Compensation Plan and under the LTIP are subject to certain conditions of payment intended to preserve deductibility imposed under Section 162(m). The Committee establishes a yearly funding plan limit equal to a percentage of the Company’s annual income and assigns each Named Executive Officer a percentage of each fund. In 2006, the funding limit for the Named Executive Officers under the Senior Executive Yearly Incentive Compensation Plan equaled two percent of annual income and the limit for the LTIP equaled one-half of one percent of the cumulative annual income for the 2006-2008 performance cycle. The Committee, in its sole discretion, can subsequently reduce or eliminate any award earned by the Named Executive Officers based on an assessment of individual performance against preapproved goals. The cash incentive awards to the Named Executive Officers under both plans are subject to the preestablished funding and plan limits even if some or all of the executive’s performance goals have been exceeded. The Committee retains the flexibility to pay compensation that is not fully deductible within the limitations of Section 162(m) if it determines that such action is in the best interests of the Company and its stockholders in order to attract, retain and reward outstanding executives. The Company offers compensation programs that are intended to minimize the Company’s accounting expense and to be tax efficient for the executive officers.

Conclusion

The Company’s compensation programs are designed and administered in a manner consistent with its executive compensation philosophy and guiding principles. The programs emphasize the retention of key executives and appropriate rewards for excellent results. The Committee monitors these programs in recognition of the dynamic marketplace in which the Company competes for talent. The Company will continue to emphasize pay-for-performance and equity-based incentive programs that reward executives for results that are consistent with stockholder interests.

Summary Compensation

The Named Executive Officers reported the following compensation for the last fiscal year ended December 31, 2006:

					Change in
					Pension Value
					and
				Non-Equity	Nonqualified
				Incentive	Deferred
		Stock	Option	Plan	Compensation	All Other
		Awards	Awards	Compensation	Earnings	Compensation
Name and Principal Position	Salary ($)	($) (a)	($) (b)	($) (c)	($) (d)	($) (e)	Total ($)

M. C. Pigott	$1,282,692	$840,663	$1,308,777	$2,566,668	$1,371,714	$11,000	$7,381,514
Chairman & Chief Executive Officer
M. A. Tembreull	862,885	505,827	699,418	1,295,000	1,261,036	11,000	4,635,166
Vice Chairman
T. E. Plimpton	659,788	385,368	513,821	924,584	931,121	11,000	3,425,682
President
J. G. Cardillo	441,154	170,596	214,682	433,990	334,385	184,700	1,779,507
Executive Vice President
K. R. Gangl	401,538	127,325	175,914	359,070	362,503	11,000	1,437,350
Senior Vice President

(a)	Represents compensation expense recognized in 2006 related to restricted stock awards made under the Company’s Long Term Incentive Plan (LTIP) on April 25, 2006, calculated in accordance with FAS No. 123(R). For additional information concerning FAS 123(R) accounting assumptions, refer to Note A to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(b)	Represents compensation expense recognized in 2006 related to stock options granted on January 26, 2006, January 20, 2005 and January 15, 2004, calculated in accordance with FAS No. 123(R). For additional FAS 123(R) accounting information, including the Company’s Black-Scholes-Merton option pricing model assumptions, refer to Note A to the Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006.

(c)	Represents cash awards earned in 2006 that were determined and paid in 2007 under the Company’s Senior Executive Yearly Incentive Compensation Plan. Long Term Performance Cash awards earned under the Company’s LTIP during the 2004-2006 cycle were not determinable as of the date of this proxy statement and are expected to be determined on or after April 24, 2007.

The following represents Long Term Performance Cash awards that were paid during 2006 and earned under the Company’s LTIP during the 2003-2005 performance cycle and reflects achievement greater than 100% of the Company’s and other performance goals: M. C. Pigott $1,237,500; M. A. Tembreull $745,313; T. E. Plimpton $506,250; J. G. Cardillo $159,173; K. R. Gangl $160,414.

(d)	Represents the interest earned under the Deferred Compensation Plan in excess of 120% of the applicable Federal long-term rate as prescribed under Section 1274(d) of the Internal Revenue Code (M. C. Pigott $122; M. A. Tembreull $2,604; T. E. Plimpton $2,331; J. G. Cardillo $2,065; K. R. Gangl $0) and the aggregate change in value during 2006 of benefits accrued under the Company’s qualified defined benefit retirement plan, Supplemental Retirement Plan and retirement benefits payable under K. R. Gangl’s hiring agreement (M. C. Pigott $1,371,592; M. A. Tembreull $1,258,432; T. E. Plimpton $928,790; J. G. Cardillo $332,320; K. R. Gangl $362,503). Company retirement benefits are described in the accompanying Pension Benefits disclosure.

(e)	Represents the 2006 Company matching contributions to the Company’s 401(k) Savings Investment Plan of $11,000 for each Named Executive Officer and $173,700 in tax equalization in connection with an overseas assignment for J. G. Cardillo. Aggregate perquisites were less than $10,000 for each Named Executive Officer.

Grants of Plan-Based Awards

The following table shows all plan-based awards granted to the Named Executive Officers during 2006:

					Future
					Payouts	All Other
					Under	Option
					Equity	Awards:	Exercise	Grant
					Incentive	Number of	or Base	Date Fair
		Estimated Future Payouts Under			Plan	Securities	Price of	Value of
		Non-Equity Incentive Plan Awards			Awards	Underlying	Option	Stock and
	Grant	Threshold	Target	Maximum	Target	Options	Awards	Option
Name	Date	($)	($)	($)	(#)	(#)	($/Sh)	Awards

M. C. Pigott
Restricted Stock (a)	4/25/2006	—	—	—	39,292	—	—	$1,881,587
Stock Options (a)	1/26/2006	—	—	—	—	98,229	$48.34	1,173,110
LTIP Cash (a)		$208,333	$1,875,000	$3,750,000	—	—	—	—
Annual Incentive Cash (b)		513,334	1,283,334	2,566,668	—	—	—	—

M. A. Tembreull
Restricted Stock (a)	4/25/2006	—	—	—	10,563	—	—	505,827
Stock Options (a)	1/26/2006	—	—	—	—	52,809	48.34	630,677
LTIP Cash (a)		93,333	840,000	1,680,000	—	—	—	—
Annual Incentive Cash (b)		259,000	647,500	1,295,000	—	—	—	—

T. E. Plimpton
Restricted Stock (a)	4/25/2006	—	—	—	8,047	—	—	385,368
Stock Options (a)	1/26/2006	—	—	—	—	40,236	48.34	480,522
LTIP Cash (a)		64,000	576,000	1,152,000	—	—	—	—
Annual Incentive Cash (b)		184,917	462,292	924,584	—	—	—	—

J. G. Cardillo
Restricted Stock (a)	4/25/2006	—	—	—	3,562	—	—	170,596
Stock Options (a)	1/26/2006	—	—	—	—	18,705	48.34	223,386
LTIP Cash (a)		14,167	255,000	510,000	—	—	—	—
Annual Incentive Cash (b)		19,852	248,149	496,298	—	—	—	—

K. R. Gangl
Restricted Stock (a)	4/25/2006	—	—	—	3,270	—	—	156,589
Stock Options (a)	1/26/2006	—	—	—	—	17,163	48.34	204,971
LTIP Cash (a)		13,000	234,000	468,000	—	—	—	—
Annual Incentive Cash (b)		17,668	220,846	441,692	—	—	—	—

(a)	Represents grants and awards under the Company’s Long Term Incentive Plan (LTIP).

(b)	Represents awards under the Company’s Senior Executive Yearly Incentive Compensation Plan (IC).

Narrative to Tables on Summary Compensation and Grants of Plan-Based Awards

The following describes the material factors necessary to understand the compensation disclosed in the tables on Summary Compensation and Grants of Plan-Based Awards.

Stock Awards. The Named Executive Officers received a grant of performance-based restricted stock under the LTIP on April 25, 2006. The terms of the restricted stock agreement were filed as an exhibit to SEC Form 8-K on February 5, 2007. The number of restricted shares granted was determined by multiplying a target award percentage by the recipient’s annual base salary on January 26, 2006 and dividing by the average closing price of the Company’s stock for the first five trading days of 2006. These shares were granted subject to attainment of a 2006 performance goal of four percent return on sales that was established by the Committee in January 2006. If the performance goal was not met, all restricted shares granted under this program in 2006 would have been be forfeited.

In January 2007, the Committee determined that the 2006 return-on-sales goal had been met and, as a result, the shares vest in accordance with the following schedule, provided that the recipient is continuously employed by the Company through the applicable vesting date or elects early retirement before age 62 under the terms of the Company’s defined benefit plan. One-fourth of the shares will vest on February 1, 2007 and an additional one-fourth will vest on each succeeding January first, so as to be 100 percent vested on January 1, 2010.

Unvested shares are forfeited upon termination unless termination is by reason of death, disability or retirement on or after age 62 in which case all shares immediately vest as provided in the agreement. Each Named Executive Officer has the same rights as all other stockholders to vote the shares and receive cash dividends.

Option Awards. Non-Qualified Stock Options were granted on January 26, 2006 by the Compensation Committee. The number of options was determined by multiplying a target award percentage by the participant’s base salary on the date of grant and dividing by the average closing price of the Company’s stock on the first five trading days of the year. The exercise price of all stock options is the closing price of the Company’s stock on the date of grant. All stock options granted in 2006 vest and become exercisable on January 1, 2009 (although vesting may be accelerated in the event of a change of control) and remain exercisable until January 26, 2016 unless the participant’s employment terminates for reasons other than retirement at age 65, or the participant is demoted to an ineligible position.

Non-Equity Incentive Plan Awards. Named Executive Officers are eligible to earn cash incentive awards under both the Company’s Senior Executive Yearly Incentive Plan and the LTIP. Under both plans, target awards expressed as a percentage of base salary are established by the Compensation Committee. Awards can range from 0 percent to 200 percent of the target amount depending upon performance against pre-established performance objectives approved by the Committee. Awards are subject to a maximum payment set forth in each plan and to certain conditions of payment intended to preserve deductibility under Section 162(m) of the Internal Revenue Code. The Compensation Committee may reduce or eliminate any award earned based on an assessment of performance.

Annual Incentive Cash Award. Under the Senior Executive Yearly Incentive Compensation Plan, target awards for 2006 range from 55 to 100 percent of base salary. For the Chief Executive Officer, Vice Chairman and the President, cash awards earned in 2006 were based 100 percent on Company performance relative to a net profit goal established in advance by the Compensation Committee. The award for Mr. Cardillo was based 40 percent on the Company net profit goal, 40 percent on achievement of a business unit profit goal and 20 percent on his business unit leadership. The award for Mr. Gangl was based 40 percent on the Company net profit goal, 40 percent on a business unit profit goal and 20 percent on achievement of a truck unit delivery goal. The achievement of each goal is determined separately and no award for a specific goal is paid unless at least 70 percent of that goal is achieved.

The cash awards earned in 2006 and paid in 2007 reflect a maximum payout of the Company net profit goal and achievement greater than 100 percent of the other pre-established performance goals.

Long-Term Incentive Cash Awards. Given the cyclical nature of the Company’s business, long-term cash incentives are awarded under the LTIP based on a three-year performance period, with a new performance period beginning the first of January every year. Target awards for the 2006-2008 performance cycle range from 60 to 150 percent of base salary.

For the Chief Executive Officer, Vice Chairman and the President, 100 percent of the 2006-2008 award is based on Company performance measured in terms of the Company’s rank in three-year compound growth in net income, return on sales and return on capital (weighted equally) when compared to the following nine “Peer Companies”: Arvin Meritor Inc, Caterpillar Inc., Cummins Inc., Dana Corporation, Deere & Company, Eaton Corporation, Ingersoll-Rand Company Limited, Navistar International Corporation and Oshkosh Truck Corporation. The Peer Companies are chosen because, in the judgment of the Committee (and the Company’s outside consultants), they are the most directly comparable in size and nature of business.

The long-term incentive cash award for Mr. Cardillo for the three year cycle 2006-2008 is based 50 percent on the Company performance goal and 50 percent on a cumulative three-year business unit profit goal. The award for Mr. Gangl for the 2006-2008 cycle is based 50 percent on the Company performance goal, 25 percent on a cumulative three-year business unit profit goal and 25 percent on a business unit growth goal.

The target amount will be earned if the Company’s financial performance ranks above at least half of the Peer Companies and performance is at least 100 percent of other goals. The maximum cash award amount will be earned if the Company’s financial performance ranks above all of the Peer Companies and performance is at least 150 percent of other goals. No award will be earned if the Company’s financial performance ranks below 75 percent of the Peer Companies and performance is below 75 percent of other goals.

Outstanding Equity Awards at Fiscal Year-End

The following table shows all outstanding stock option and restricted stock awards held by the Named Executive Officers on December 31, 2006:

	Option Awards (a)				Stock Awards (b)
					Equity	Equity
					Incentive Plan	Incentive Plan
					Awards:	Awards:
					Number of	Market or
	Number of	Number of			Unearned	Payout Value
	Securities	Securities			Shares, Units	of Unearned
	Underlying	Underlying			or Other	Shares, Units
	Unexercised	Unexercised	Option		Rights	or Other Rights
	Options	Options	Exercise	Option	That Have	That Have Not
	(#)	(#)	Price	Expiration	Not Vested	Vested
Name	Exercisable	Unexercisable	($)	Date	(#)	($)

M. C. Pigott	178,368	0	$10.8519	4/29/07	39,292	$2,550,051
	133,732	0	15.8519	4/28/08
	207,247	0	15.9352	4/27/09
	234,199	0	12.3703	1/25/10
	228,226	0	15.2963	1/24/11
	189,816	0	18.8030	1/23/12
	165,618	0	20.9333	1/15/13
	90,045	0	37.9689	1/15/14
	0	115,362	48.1667	1/20/15
	0	98,229	48.3400	1/26/16

M. A. Tembreull	62,525	0	18.8030	1/23/12	10,563	685,539
	99,747	0	20.9333	1/15/13
	54,234	0	37.9689	1/15/14
	0	55,989	48.1667	1/20/15
	0	52,809	48.3400	1/26/16

T. E. Plimpton	40,394	0	18.8030	1/23/12	8,047	522,250
	67,752	0	20.9333	1/15/13
	36,837	0	37.9689	1/15/14
	0	42,660	48.1667	1/20/15
	0	40,236	48.3400	1/26/16

J. G. Cardillo	9,047	0	15.2963	1/24/11	3,562	231,174
	24,157	0	18.8030	1/23/12
	22,132	0	20.9333	1/15/13
	12,991	0	37.9689	1/15/14
	0	18,459	48.1667	1/20/15
	0	18,705	48.3400	1/26/16

K. R. Gangl	3,132	0	20.9333	1/15/13	3,270	212,223
	12,991	0	37.9689	1/15/14
	0	11,604	48.1667	1/20/15
	0	17,163	48.3400	1/26/16

(a)	Represents stock options granted under the LTIP. All stock options become vested and exercisable on January 1st of the third year after the grant date. This date may be accelerated in the event of a Change in Control of the Company. The options have a term of ten years from grant date unless employment is terminated earlier.

(b)	Represents restricted stock granted under the LTIP as described on page 14 of this proxy statement. The value is based on the closing price of the Company’s stock on December 29, 2006, of $64.90.

Option Exercises and Stock Vested

The following table shows all stock options exercised by the Named Executive Officers during 2006 and the value realized upon exercise. The number of shares reflects adjustment for the 50 percent stock dividend effective August 10, 2006.

	Option Awards		Stock Awards
	Number of	Value	Number of Shares	Value
	Shares Acquired	Realized on	Acquired on	Realized on
	on Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

M. C. Pigott	143,578	$5,563,562	0	$0
M. A. Tembreull	145,000	5,414,574	0	0
T. E. Plimpton	80,160	3,004,348	0	0
J. G. Cardillo	12,500	464,389	0	0
K. R. Gangl	26,657	864,640	0	0

Pension Benefits

The following table shows the present value of the retirement benefit payable to the Named Executive Officers under the Company’s noncontributory retirement plan and Supplemental Retirement Plan as of December 31, 2006:

		Number of	Present	Payments
		Years	Value of	During
		Credited	Accumulated	Last Fiscal
		Service	Benefit	Year
Name	Plan Name	(#)	($)	($)

M. C. Pigott	Retirement Plan	27	$509,969	$0
	Supplemental Retirement Plan	27	6,933,762	0
M. A. Tembreull	Retirement Plan	35	1,056,613	0
	Supplemental Retirement Plan	35	7,743,537	0
T. E. Plimpton	Retirement Plan	30	723,015	0
	Supplemental Retirement Plan	30	3,914,825	0
J. G. Cardillo	Retirement Plan	16	424,282	0
	Supplemental Retirement Plan	16	1,009,599	0
K. R. Gangl	Retirement Plan	7	183,921	0
	Hiring Agreement	7	780,266	0
	Supplemental Retirement Plan	7	373,094	0

The Company’s qualified noncontributory retirement plan has been in effect since 1947. The Named Executive Officers participate in this plan on the same basis as other salaried employees. Employees are eligible to become a member in the plan after completion of 12 months of employment with at least 1,000 hours of service. The plan provides benefits based on years of service and salary. Participants are vested in their retirement benefits after 5 years of service.

The benefit for each year of service, up to a maximum of 35 years, is equal to 1 percent of highest average salary plus 0.5 percent of highest average salary in excess of the Social-Security-covered compensation level. Highest average salary is defined as the average of the highest 60 consecutive months of an employee’s cash compensation, which includes base salary and annual incentive cash compensation but it excludes compensation under the Long Term Incentive Plan. The benefits are not subject to any deduction for Social Security or other offset amounts. Benefits from the plan are paid as a monthly single-life annuity, or if married, actuarially-equivalent 50 percent joint and survivor annuity and 100 percent joint and survivor annuity options are also available. Survivor benefits based on the 50 percent joint and survivor option will be paid to an eligible spouse if the employee is a vested member in the plan and dies before retirement.

The Company’s unfunded Supplemental Retirement Plan (SRP) provides a retirement benefit to those affected by the maximum benefit limitations permitted for qualified plans by the Internal Revenue Code and to those deferring incentive compensation bonuses. The benefit is equal to the amount of normal pension benefit reduction resulting from the application of maximum benefit and salary limitations and the exclusion of deferred incentive compensation bonuses from the retirement plan benefit formula. Benefits from the plan are paid as a lifetime monthly annuity or a single lump sum distribution at the executive’s election and will be made at the later of: (1) termination of employment; (2) age 55 with 15 years of service or age 65, whichever occurs first; or (3) twelve months from the date the payment election is made. If the participant dies before the Supplemental Benefit commencement date, the participant’s surviving spouse will be eligible to receive a survivor pension for the amount by which the total survivor pension benefit exceeds the surviving spouse’s retirement plan benefit.

Normal retirement age under both plans is 65 and participants may retire early between ages 55 and 65 if they have 15 years of service. For retirement at ages 55 through 61 with 15 years of service, pension benefits are reduced four percent per year from age 65. For retirement at or after age 62 with 15 years of service, there is no reduction in retirement benefits. As of December 31, 2006, only M. A. Tembreull, T. E. Plimpton and J. G. Cardillo were eligible for reduced early retirement. None of the Named Executive Officers were eligible for age 62+ unreduced early retirement.

The Pension Plan table shows the present value of the accrued retirement benefits for the Named Executive Officers under the Company’s retirement plan and Supplemental Retirement Plan based on highest average salary and service as of December 31, 2006. The retirement benefits were calculated using the assumptions found in the Notes for Consolidated Financial Statements under Note L of the Company’s 2006 annual report.

Mr. Gangl’s hiring agreement provides that if he works for at least eight years, then an additional seven years of service will be added to his nonqualified retirement benefit. He will be eligible for all retirement benefits available to a retiree with 15 years of service, including unreduced retirement benefits available at age 62.

Depending on executive recruitment considerations, additional years of service may be offered to new executives.

Nonqualified Deferred Compensation

The following table provides information about the deferred compensation accounts of the Named Executive Officers as of December 31, 2006. Amounts deferred reflect cash awards payable in prior years but voluntarily deferred by the executive:

	Executive	Aggregate	Aggregate
	Contribution	Earnings in	Withdrawals/	Aggregate Balance
	in 2006	2006	Distributions	as of 12/31/2006 (a)
Name	($)	($)	($)	($)

M. C. Pigott	$0	$1,514,764	$0	$4,918,400
M. A. Tembreull	0	1,918,899	0	9,259,970
T. E. Plimpton	0	341,189	0	3,956,235
J. G. Cardillo	0	128,759	0	2,325,246
K. R. Gangl	0	0	0	0

(a)	To the extent required to be reported, all cash awards were reported as compensation to the Named Executive Officer in the Summary Compensation Table for previous years.

The Company’s Deferred Compensation Plan provides all eligible employees including the Named Executive Officers an opportunity to voluntarily defer all or part of the cash awards earned and payable under the Long Term Incentive Plan and the Senior Executive Yearly Incentive Compensation Plan. The Company makes no contributions to the Plan.

A portion of the amount in the 2006 Aggregate Earnings column is reported in the Summary Compensation Table for the Named Executive Officers as follows: M. C. Pigott $122; M. A. Tembreull $2,604; T. E. Plimpton $2,331; J. G. Cardillo $2,065; K. R. Gangl $0.

All amounts reported reflect cash awards deferred prior to January 1, 2006. The Named Executive Officers have elected to defer into an income account, a stock unit account or any combination of each. Deferral elections were made in the year before the award is payable. Cash awards were credited to the income account as of January in the year the award is payable and interest is compounded quarterly on the account balance based on the simple combined average of monthly Aa Industrial Bond Yield averages for the previous quarter. The Named Executive Officer may elect to be paid out the balance in the income account in a lump sum or in up to 15 substantially equal annual installments. Cash awards credited to the stock unit account are based on the closing price of a share of the Company’s common stock on the first five trading days in January of the year the cash award is payable. Dividend equivalents are credited to the stock unit account based on the closing price of the Company’s common stock on the date the dividend is paid to stockholders. The stock unit account is paid out in a single distribution of whole shares of the Company’s common stock.

Potential Payments Upon Termination or Change-in-Control

The Named Executives do not have severance or change-in-control agreements with the Company. The information below describes compensation that would become payable under existing plans if each Named Executive’s employment terminated or a change-in-control occurred on December 31, 2006. These payments are in addition to deferred compensation balances and the present value of accumulated Supplemental Retirement Plan benefits reported in the “Nonqualified Deferred Compensation” and “Pension Benefits” tables.

	M. C. Pigott	M. A. Tembreull	T. E. Plimpton	J. G. Cardillo	K. R. Gangl

Termination for Cause	$0	$0	$0	$0	$0
Termination Without Cause	0	0	0	0	0
Retirement
Annual Incentive Plan	N/A	1,295,000	924,584	433,900	N/A
Long-Term Performance Award	N/A	745,312	506,250	133,875	N/A
Restricted Stock	N/A	685,539	522,250	231,174	N/A
Total	N/A	2,725,851	1,953,084	799,039	N/A
Death
Annual Incentive Plan	2,566,668	1,295,000	924,584	433,990	359,070
Long-Term Performance Award	2,362,500	1,305,312	890,250	298,875	269,867
Restricted Stock	2,550,051	685,539	522,250	231,174	212,223
Total	7,479,219	3,285,851	2,337,084	964,039	841,160
Change-in-Control
Annual Incentive Plan	2,566,668	1,295,000	924,584	496,298	441,692
Long-Term Performance Award	3,487,500	1,865,312	1,274,250	508,500	468,333
Restricted Stock	2,550,051	685,539	522,250	231,174	212,223
Total	$8,604,219	$3,845,851	$2,721,084	$1,235,972	$1,122,249

Termination for Cause. If a Named Executive Officer had been terminated for “cause,” as defined in the Company’s Long Term Incentive Plan (LTIP), all unpaid cash incentives under the Senior Executive Yearly Incentive Compensation Plan (IC) and LTIP, stock options (vested and unvested), restricted stock, deferred compensation balances and accrued Supplemental Retirement Plan benefits would have been immediately forfeited.

Resignation or Termination Without Cause. If a Named Executive Officer had resigned or been terminated without cause, all unpaid incentives under the IC and the LTIP, unvested stock options and restricted stock would have been immediately forfeited. Vested stock options with an expiration date of April  29, 2007, would remain exercisable until that date. Vested stock options with expiration dates of April 28, 2008, through January 15, 2013, would remain exercisable for three months from the date of termination. All other vested stock options would remain exercisable for one month from the date of termination (expiration dates and number of stock options are disclosed in the “Outstanding Equity Awards at Fiscal Year-End” table).

Deferred compensation balances, as described in the Nonqualified Deferred Compensation Table, would be paid in a lump sum or in installments according to the payment election filed by the Named Executive Officer. The executive could elect to have such payments made or commence in any January that is at least 12 months from the date of such payment election, but no later than the first January following the year in which the executive attains age 70-1/2.

Accrued Supplemental Retirement Plan benefits described under Pension Benefits Table would be paid in a form previously elected by the Named Executive Officer. M. C. Pigott, T. E. Plimpton and J. G. Cardillo would receive single lump-sum cash payments and M. A. Tembreull and K. R. Gangl would receive monthly annuities payable for life. If termination occurred on December 31, 2006, these payments would be made or would commence in accordance with the terms of the Plan on February 1, 2007, for M. A. Tembreull, T. E. Plimpton and J. G. Cardillo. Payments for M. C. Pigott and K. R. Gangl would begin when they are first eligible to receive retirement benefits under the qualified Retirement Plan.

Retirement. M. C. Pigott and K. R. Gangl were not eligible to receive retirement benefits due to age or service thresholds on December 31, 2006. For the remaining three Named Executive Officers, deferred compensation balances and accumulated Supplemental Retirement Plan benefits would have been payable as described above under “Resignation or Termination Without Cause.”

Annual incentive compensation (IC) earned in 2006 would have been paid in the first quarter of 2007 and long-term incentive cash awards earned under the 2004-2006 performance cycle would be paid in April 2007 based on actual performance against goals. Unvested stock options would have been immediately forfeited and vested stock options would have remained exercisable for 12 months following the date of retirement. All restricted stock would be immediately vested.

Death. In the event of death on December 31, 2006, beneficiaries of the Named Executive Officers would have been entitled to receive all of the benefits that would have been paid to a Named Executive Officer who had retired on that date as described above, with the following exception:

Long-term incentive cash awards earned under the 2005-2007 LTIP performance cycle and the 2006-2008 LTIP performance cycle would have been paid on a prorated basis (2/3 and 1/3, respectively) following completion of the cycle, based on actual performance against goals.

Change-in-Control. Benefits payable in the event of a change-in-control on December 31, 2006, are the same as benefits payable in the event of death on the same date (as described above) with the following exceptions:

Named Executive Officers would have been entitled to a maximum IC award for 2006 (200 percent of target), a maximum long-term incentive cash award under the 2004-2006 performance cycle of the LTIP and a maximum prorated award under the 2005-2007 and the 2006-2008 performance cycles based on the number of full or partial months completed in the performance cycle. The maximum payout amounts are shown in the table above and would have been paid in a lump sum immediately following the change-in-control. All restricted stock would vest immediately.

Deferred compensation balances would have been paid as a single lump sum in cash from the “income account” and whole shares of the Company’s common stock from the “stock account” immediately following the change-in-control.

In addition, in the event of a change-in-control, the Compensation Committee of the Board of Directors has the discretionary authority to provide the following additional benefits:

1) Immediate vesting of all unvested stock options. The value of unvested options that could have been immediately vested upon a change-in-control on December 31, 2006, was: M. C. Pigott $3,557,059; M. A. Tembreull $1,811,398; T. E. Plimpton $1,380,151; J. G. Cardillo $618,635; K. R. Gangl $478,392.

2) Increased Supplemental Retirement Benefits. If the Committee chooses to terminate the Supplemental Retirement Plan upon a change-in-control, the value of accrued benefits under the plan would be paid in a single lump sum immediately following the change-in-control. The additional Supplemental Retirement Plan benefits that would have been paid had the plan been terminated following a change-in-control on December 31, 2006, are as follows: M. C. Pigott $7,000,920; M. A. Tembreull $3,784,194; T. E. Plimpton $2,649,112; J. G. Cardillo $624,455; K. R. Gangl $265,134. For purposes of calculating the value of the benefit to be paid upon such a plan termination, the normal actuarial factors and assumptions used to determine “Actuarial Equivalent” under the qualified retirement plan will be used with the exception of the interest rate which will be 0 percent.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors (the “Committee”) has furnished the following report on executive compensation.

The Committee is responsible for reviewing and approving total compensation programs and levels for the Company’s Chief Executive Officer and its executive officer group, which includes (but is not limited to) the Named Executive Officers shown in the Summary Compensation Table on page 12. The Committee’s responsibilities are specified in the Compensation Committee Charter, which is located on the Company’s website (www.paccar.com/company/corporateresponsibility/compensationcommittee.asp).

The Committee is solely responsible for determining the compensation, setting the performance goals and evaluating the attainment of performance goals of the executive officer group. The Compensation Committee has the authority to retain independent compensation consultants. It considers the input of independent compensation surveys and the Chief Executive Officer regarding the compensation of Company executives. In 2005, the Committee selected and retained Towers Perrin, an independent compensation consultant with no prior relationship with the Company, to conduct a review of executive compensation for the Company’s senior officers and to make recommendations regarding the competitiveness of the Company’s executive compensation. Towers Perrin reported directly to the Committee. In 2006, the Committee requested the Company to conduct another independent executive compensation survey to update the information received in 2005. The 2006 review was conducted by Hewitt Associates, a compensation consultant retained by the Company.

The Committee reviewed and discussed the Compensation Discussion and Analysis Section (CD&A) for 2006 with management. Based on the Committee’s review and its discussions with management, the Committee recommends to the Board of Directors that the Compensation Discussion and Analysis Section be included in the Company’s proxy statement for the 2007 Annual Meeting.

THE COMPENSATION COMMITTEE

J. M. Fluke, Jr., Chairman
A. J. Carnwath
R. T. Parry
C. R. Williamson

INDEPENDENT AUDITORS

Ernst & Young LLP performed the audit of the Company’s financial statements for 2006 and has been selected to perform this function for 2007. Partners from the Seattle office of Ernst & Young LLP will attend the Annual Meeting and will have the opportunity to make statements if they desire and will be available to respond to appropriate questions.

RELATED-PARTY TRANSACTION POLICIES AND PROCEDURES

Under its Charter, the Audit Committee of the Board of Directors is responsible for reviewing and approving related-party transactions as set forth in Item 404 of Securities and Exchange Regulation S-K. The Committee will consider whether such transactions are in the best interests of the Company and its stockholders. The Company has written procedures designed to bring such transactions to the attention of management. Management is responsible for presenting related-party transactions to the Audit Committee for review and approval.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report:

The Audit Committee is comprised of four members, each of whom meets the independence and financial literacy requirements of SEC and NASDAQ rules. It adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the Audit Committee’s charter is posted at
www.paccar.com/company/corporateresponsibility/auditcommittee.asp. The Board of Directors designated John M. Fluke, Jr., as audit committee financial expert.

Among the Committee’s responsibilities is the selection and evaluation of the independent auditors and the review of the financial statements. The Committee reviewed and discussed the audited consolidated financial statements for the most recent fiscal year with management. In addition, the Committee discussed under SAS 61 (Codification of Statements on Auditing Standards, AU §380) all matters required to be discussed with the independent auditors Ernst & Young LLP. The Committee received from Ernst & Young LLP the written disclosures required by Independence Standards Board Standard No. 1 and discussed with them their independence from the Company. Based on the Audit Committee’s review of the audited financial statements and its discussions with management and the independent auditors, the Committee recommends to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, and be filed with the Securities and Exchange Commission.

The Committee approved the engagement of the independent auditors, Ernst & Young LLP. The Audit Committee has also adopted policies and procedures for preapproving all audit and nonaudit work performed by Ernst & Young. The audit services engagement terms and fees and any changes to them require Audit Committee preapproval. The Committee has also preapproved the use of Ernst & Young for specific categories of nonaudit, audit-related and tax services up to a specific annual limit. Any proposed services exceeding preapproved limits require specific Audit Committee preapproval. The Company’s complete preapproval policy was attached to the Company’s 2004 proxy statement as Appendix E. The Audit Committee has considered whether the provision of the nonaudit services listed below is compatible with maintaining the independence of Ernst and Young LLP. The services provided for the year ended December 31, 2006, and December 31, 2005, are as follows:

	In Millions
	2006	2005

Audit	$4.60	$4.23
Audit-Related	.23	.22
Tax	.27	.36
All Other	.00	.00

	$5.10	$4.81

Audit Fees

In the year ended December 31, 2006, the independent auditors, Ernst & Young LLP, charged the Company $4.60 million for professional services rendered for the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, audit of the effectiveness of the Company’s internal control over financial reporting, reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, and services provided in connection with statutory and regulatory filings.

Audit-Related Fees

In the year ended December 31, 2006, the independent auditors, Ernst & Young LLP, billed the Company $.23 million for audit-related professional services. These services include employee benefit plan (pension and 401(k)) audits and other assurance services not directly related to the audit of the Company’s consolidated financial statements.

Tax

In the year ended December 31, 2006, the independent auditors, Ernst & Young LLP, billed the Company $.27 million for tax services, which include fees for tax return preparation for the Company, consulting on audits and inquiries by taxing authorities, and the effects that present and future transactions may have on the Company’s tax liabilities.

All Other Fees

In the year ended December 31, 2006, Ernst & Young LLP was not engaged to perform professional services other than those authorized above.

THE AUDIT COMMITTEE

W. G. Reed, Jr., Chairman
J. M. Fluke, Jr.
S. F. Page
H. A. Wagner

NOMINATING AND GOVERNANCE COMMITTEE REPORT

The Nominating and Governance Committee is comprised of three members, each of whom meets the independence requirements of the NASDAQ Rules. The Committee adopted a written charter outlining its responsibilities that was approved by the Board of Directors. A current copy of the charter is posted at www.paccar.com/company/corporateresponsibility/nominatingcommittee.asp.

The Committee considers the names of director candidates submitted by management and members of the Board of Directors. It also considers recommendations by stockholders submitted in writing to: Chairman, Nominating and Governance Committee, PACCAR Inc, 11th Floor, P.O. Box 1518, Bellevue, WA 98009. The Committee may also engage the services of a private search firm from time to time to assist in identifying and screening director candidates. The Committee evaluates qualified director candidates and selects nominees for approval by the independent members of the Board of Directors.

Ms. Alison J. Carnwath and Mr. Robert T. Parry are directors and nominees for election in this proxy statement. Ms. Carnwath was recommended to the Committee by a nonmanagement director. Mr. Parry was recommended to the Committee by a third-party search firm.

The Committee has established written criteria for the selection of new directors, which is available at www.paccar.com/company/corporateresponsibility/boardguidelines.asp. To be a qualified director candidate, a person must have achieved significant success in business, education or public service, must not have a conflict of interest and must be committed to representing the long-term interests of the stockholders. In addition, the candidate must have the following attributes:

•	the highest ethical and moral standards and integrity;

•	the intelligence, education and experience to make a meaningful contribution to board deliberations;

•	the commitment, time and diligence to effectively discharge board responsibilities;

•	mature judgment, objectivity, practicality and a willingness to ask difficult questions; and

•	the commitment to work together as an effective group member to deliberate and reach consensus for the betterment of the stockholders and the long-term viability of the Company.

THE NOMINATING AND
GOVERNANCE COMMITTEE

J. C. Pigott, Chairman
S. F. Page
H. A. Wagner

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following line graph compares the yearly percentage change in the cumulative total stockholder return on the Company’s common stock to the cumulative total return of the Standard & Poor’s Composite 500 Stock Index and the return of an industry peer group of companies identified in the graph (the Peer Group Index) for the last five fiscal years ending December 31, 2006. Standard & Poor’s has calculated a return for each company in the Peer Group Index weighted according to its respective capitalization at the beginning of each period with dividends reinvested on a monthly basis. Management believes that the identified companies and methodology used in the graph for the Peer Group Index provides a better comparison than other indices available. The Peer Group Index consists of ArvinMeritor, Inc., Caterpillar Inc., Cummins, Inc., Dana Corp., Deere & Co., Eaton Corp., Ingersoll-Rand Co. Ltd., Navistar International Corp. and Oshkosh Truck Corp. The comparison assumes that $100 was invested December 31, 2001, in the Company’s common stock and in the stated indices and assumes reinvestment of dividends.

	2001	2002	2003	2004	2005	2006
PACCAR Inc	100.00	109.04	206.66	304.05	272.37	400.45
S&P 500 Index	100.00	77.90	100.25	111.15	116.61	135.03
Peer Group Index	100.00	96.09	158.07	189.88	196.95	224.46

STOCKHOLDER PROPOSALS

The Company has been advised that two stockholders intend to present proposals at the Annual Meeting. The Company will furnish the name, address and number of shares held by the proponent of each of the following stockholder proposals upon receipt of written or oral request for such information to the Secretary.

In accordance with the proxy regulations, the following is the complete text of each proposal exactly as submitted. Some of the stockholder proposals contain assertions the Company believes are incorrect. The Company has not attempted to refute all of these inaccuracies. The Company accepts no responsibility for the proposals.

ITEM 2:	STOCKHOLDER PROPOSAL REGARDING THE SHARHOLDER RIGHTS PLAN

RESOLVED: Shareholders request that our Board adopt a rule that our Board subject any poison pill to shareholder vote, as a separate ballot item, as soon as possible or redeem the pill.

Currently our Board can maintain and/or adopt a poison pill without a shareholder vote. The ability to maintain and/or adopt a poison pill without ever having a shareholder vote gives our directors job security if our stock price declines significantly due to their poor performance.

“Poison pills ... prevent shareholders, and the overall market, from exercising their right to discipline management by turning it out. They entrench the current management, even when it’s doing a poor job. They water down shareholders’ votes and deprive them of a meaningful voice in corporate affairs.”
“Take on the Street” by Arthur Levitt, SEC Chairman, 1993-2001

This topic also won a 52% yes-vote average at 12 major companies in 2006. The Council of Institutional Investors www.cii.org formally recommends adoption of this proposal topic. This proposal won our 49%-yes vote in 2004 in spite of the voting clout of Pigott family members. The 49%-vote likely translates into an impressive majority of the votes of non-Pigott family members. John Chevedden of Redondo Beach, Calif. sponsored the 2004 proposal.

It is also important to take one step forward and support this proposal since our 2006 governance standards were not impeccable. For instance in 2006 it was reported (and certain concerns are noted):

•	The Corporate Library http//www.thecorporatelibrary.com/ an independent investment research firm rated our company “Very High Concern” in Takeover Defenses.

•	We were allowed to vote on individual directors only once in 3-years — Accountability concern.

•	We had to marshal a 67% shareholder vote to make certain governance improvements — Entrenchment concern.

•	We had no Independent Chairman and not even a Lead Director — Independent oversight concern.

•	Cumulative voting was not allowed.

Additionally:

•	Two members of our Compensation Committee served on the boards of companies rated “D” by The Corporate Library:

1) Mr. Parry           Countrywide Financial (CF)          D-rated

2) Mr. Williamson   Weyerhaeuser (WY)                  D-rated

•	Our full Board met only 4-times in an entire year — Commitment concern.

•	Our board had two insiders and another director had a potentially conflicting non-director link with our company.

•	Our key Audit Committee had two meeting in a whole year.

•	We were not allowed to vote on our auditors.

•	The Chairman of our Nomination Committee had 34-years director tenure — Independence concern.

The above status shows there is room for improvement and reinforces the reason to take one step forward now and vote yes to Subject Management’s Poison Pill to a Shareholder Vote.

Subject Management’s Poison Pill to a Shareholder Vote — Yes on 3.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 2 FOR THE FOLLOWING REASONS:

PACCAR is a leader in stockholder returns because the Board of Directors is able to strategically plan long-term within a strong business framework which guards against unwarranted takeover approaches. The Board of Directors maintains a shareholder rights plan (Poison Pill) to ensure that the Company’s stockholders will receive fair value for their investment in the Company in the event of a change in control or takeover. Similar rights plans (Poison Pills) have been adopted by many of the corporations in the S&P 500.

PACCAR stockholders have benefited from an excellent Board of Directors and sound governance standards as follows:

•	PACCAR stockholders earned a 47 percent return in 2006 — compared to the S&P 500 return of 22 percent.

•	PACCAR stockholders earned a 25.4 percent average annual return since 1996 — compared to the S&P 500 return of 8 percent.

•	PACCAR’s Board of Directors was honored as Harold Wagner was selected as a 2006 Director of the Year in the Outstanding Directors publication. PACCAR has had three Directors earn that worthy distinction.

•	PACCAR’s Chief Executive Officer performance for delivering shareholder return was rated as A+ by Forbes magazine in 2002, 2003, 2004 and 2005. Only two CEOs of all publicly traded companies earned that accolade in four consecutive years.

The Board initially adopted a shareholder rights plan in December 1989. The Board adopted a new rights plan that became effective in February 1999 (the Rights Plan). The Rights Plan was renewed because the Board believes the Rights Plan safeguards the interests of the stockholders. The Rights Plan encourages potential acquirers to negotiate in good faith directly with the Board, which is in the best position to evaluate the adequacy and fairness of proposed offers, and to negotiate on behalf of all stockholders.

The Rights Plan is designed to protect stockholders against potential abuses during the takeover process, such as “creeping” acquisitions of the Company’s stock in the open market, hostile tender offers made at less than full and fair price, partial tender offers that discriminate among stockholders, and other abusive practices that can be used to deprive all stockholders of the ability to get a full and fair price for all of their shares. The recent surge of financial equity companies and “greenmail” raiders have profited from weakened company defenses and burdened many companies with excessive debt, reduced future investment opportunities and severely jeopardized the long-term viability of companies — all under the guise of improved shareholder return.

•	PACCAR stockholders have rejected this proposal multiple times in the last ten years.

The Rights Plan is not intended to and will not prevent a takeover on terms determined by the Board to be fair and equitable to all stockholders, nor is it intended as a deterrent to a stockholder’s initiation of a proxy contest. If the Board determines that an offer adequately reflects the value of the Company and is in the best interests of all stockholders, the Board may redeem the Rights Plan.

Several independent studies suggest that rights plans enhance value for stockholders.

•	A 2004 report by the Investor Responsibility Research Center (“IRRC”) concluded that “evidence is increasingly strong that, in general, companies with poison pills receive higher premiums in takeover situations than do those that do not.” [1]

Delaware law imposes a fiduciary duty on the Board to act in the best interests of the Company’s stockholders and to oppose unfair takeover offers. Courts have recognized that rights plans are a useful and legitimate tool available to directors in fulfilling these fiduciary responsibilities to stockholders. The Company’s directors’ fiduciary duties and governance responsibilities to the Company’s stockholders are paramount when evaluating the merits of any acquisition proposal.

The Board believes that the adoption or extension of a stockholder rights plan is within the scope of responsibilities of the Board and it is in the best interest of the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 2.

ITEM 3:	STOCKHOLDER PROPOSAL REGARDING A DIRECTOR VOTE THRESHOLD

Resolved: That the shareholders of PACCAR, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, our company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, an increasing number of companies, including Intel, Dell, Motorola, Texas Instruments, Wal-Mart, Safeway, Home Depot, Gannett, Marathon Oil and Supervalu, have adopted a majority vote standard in company by-laws. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post-election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of the submission of this proposal, our Company and its board had not taken either action.

We believe the critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard in Company governance documents. Our Company needs to join the growing list of companies that have taken this action. With a majority vote standard in place, the board can then consider action on developing post election procedures to address the status of directors that fail to win election. A combination of a majority vote standard and a post-election director resignation policy would establish a

1 Carmen S. Pinnell, “IRRC Governance Research Service 2004 Background Report E: Poison Pills,” Investor Responsibility Research Center, February 2004. See also John Laide, “Poison Pill M&A Premiums,” available at http:// SharkRepellent.net (August 30, 2005). This study of transactions completed between January 1, 2002 and June 30, 2005 concluded that companies with poison pills continue to receive higher takeover premiums than companies without poison pills.

meaningful right for shareholders to elect directors, while reserving for the board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

BOARD OF DIRECTORS’ RESPONSE

THE BOARD OF DIRECTORS OPPOSES THE PROPOSED RESOLUTION AND UNANIMOUSLY RECOMMENDS A VOTE AGAINST ITEM 3 FOR THE FOLLOWING REASONS:

The Company has a well-documented history of electing Board Directors by a substantial majority. One of the many strengths of PACCAR is the continuity of vision and quality performance with which the directors guide the Company.

•	For twenty consecutive years, over 88 percent of the outstanding shares have been represented at the Company’s annual meeting.

•	Every director nominee has received an affirmative vote greater than 87 percent of the shares voted through the plurality process during the previous twenty years.

•	The Company’s stockholders rejected similar stockholder proposals by a substantial margin in 2005 and 2006.

•	The Company’s Nominating and Governance Committee has a thorough and proven director selection process to identify strong nominees committed to serving the Company and its stockholders.

•	The majority of S&P 500 companies utilize plurality voting.

Plurality voting is the accepted method among public companies comparable to the Company and is the standard voting practice under the laws of the State of Delaware. The rules governing plurality voting are well understood by stockholders. In plurality voting for the election of directors, the nominees with the most votes are elected. By contrast, in a majority voting system, the result is uncertain if none of the director nominees receives a majority of the votes cast. It is not in the best interest of the Company to implement a majority vote system that does not provide a clear process for determining the outcome in a situation where no nominee receives a majority of the votes cast. The Board believes electing directors under a plurality vote process is best for the ongoing success of the Company and its stockholders, but it will continue to review the majority vote standard.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST ITEM 3.

STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2008

A stockholder proposal must be addressed to the Corporate Secretary and received at the principal executive offices of the Company, P.O. Box 1518, Bellevue, Washington 98009, by the close of business on November 21, 2007, to be considered for inclusion in the proxy materials for the Company’s 2008 Annual Meeting of Stockholders.

For business to be brought before the Annual Meeting of Stockholders by a stockholder, other than those proposals included in the proxy materials, the Company’s Bylaws (Art. III, Sec. 5) provide that notice of such business must be received at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address and number of shares of the Company beneficially owned, a description of the desired business to be brought before the annual meeting and the reasons for conducting such business at the annual meeting and other information stated in the Bylaws.

The Company’s Bylaws (Art. III, Sec. 6) provide that nominations for director by a stockholder must be received by the Corporate Secretary at the Company’s principal executive offices not less than 90 nor more than 120 days prior to the first anniversary of the prior year’s annual meeting. The notice must specify the stockholder’s name, address and number of shares of the Company beneficially owned, and it must specify certain information relating to the nominee as required under Regulation 14A under the Securities Exchange Act of 1934.

A copy of the pertinent Bylaw provision is available on request to the Corporate Secretary, PACCAR Inc, P.O. Box 1518, Bellevue, Washington 98009.

OTHER BUSINESS

The Company knows of no other business likely to be brought before the meeting.

/s/ J. M. D’Amato

J. M. D’Amato
Secretary

March 21, 2007

Directions to Meydenbauer Center

Driving Directions	Parking
• From I-405 northbound or southbound take Exit 13A west (NE 4th Street westbound).
• Turn right onto 112th Avenue NE (heading north).

• Turn left onto NE 6th Street and proceed into the Meydenbauer Center parking garage entrance on the right.
Due to limited parking availability and construction around Meydenbauer Center, you are encouraged to explore Metro Transit’s commuter services. The Bellevue Transit Center is located one block from Meydenbauer Center.

Please visit www.meydenbauer.com for the latest information on parking availability in and around Meydenbauer Center.

Vehicles with two or more occupants may use the NE 6th Street HOV only off- and on-ramps. Cross 112th Avenue NE and turn right into the Meydenbauer Center parking garage.

ANNUAL MEETING OF STOCKHOLDERS
Tuesday, April 24, 2007
10:30 a.m.
Meydenbauer Center
11100 N.E. 6th Street
Bellevue, Washington 98004
Stockholders who consented to access the PACCAR 2006 Annual Report and 2007 Proxy Statement electronically rather than receive paper copies in the mail may view these documents by visiting www.PACCAR.com/2007annualmeeting.
If you would like to access the proxy materials electronically in the future, please visit www.econsent.com/pcar/ and follow the instructions.

777 — 106th Avenue N.E. Bellevue, WA 98004	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on April 24, 2007.
The shares of common stock you hold of record on February 26, 2007, will be voted as you specify on the reverse side.
If the proxy is signed and no choice is specified, the proxy will be voted “FOR” Item 1 and “AGAINST” Items 2 and 3. By signing the proxy, you revoke all prior proxies and appoint Mark C. Pigott, John M. Fluke, Jr., and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and to vote in their discretion on any other matters which may properly come before the Annual Meeting and all adjournments.
Shares credited to the undersigned in the PACCAR Inc Savings Investment Plan (SIP) will be voted by the Trustee in accordance with the voting instructions indicated on the reverse. If no voting instructions are received, the Trustee will vote the shares in direct proportion to the shares with respect to which it has received timely voting instructions by Members, as provided in the SIP.
Please mark, sign, date, and return the proxy card promptly using the enclosed envelope.
See reverse for voting instructions.

COMPANY #
CONTROL #
There are three ways to vote your Proxy
Your telephone or Internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.
VOTE BY PHONE – TOLL FREE – 1-800-560-1965 – QUICK *** EASY *** IMMEDIATE
•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 23, 2007.

•	You will be prompted to enter the last 4 digits of your social security number and the 3-digit Company Number and the 7-digit Control Number which are located above.

•	Follow the instructions provided.
VOTE BY INTERNET – http://www.eproxy.com/pcar/ – QUICK *** EASY *** IMMEDIATE
•	Use the Internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 noon (CT) on April 23, 2007.

•	You will be prompted to enter the last 4 digits of your social security number and the 3-digit Company Number and the 7-digit Control Number which are located above to obtain your records and create an electronic ballot.

•	Follow the instructions provided.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we’ve provided or return it to PACCAR Inc, c/o Shareowner Services, P.O. Box 64873, St. Paul, MN 55164-0873.
If you vote by Phone or Internet, please do not mail your Proxy Card.
ß Please detach here ß
The Board of Directors Recommends a Vote “FOR” Item 1 and “AGAINST” Items 2 and 3.

				☐	Vote FOR all nominees	☐	Vote WITHHELD
1.	Election of Directors:	01 Alison J. Carnwath	03 Harold A. Wagner		(except as marked)		from all nominees
02 Robert T. Parry

(Instructions: To withhold authority to vote for any indicated nominee, write the numbers(s) of the nominee(s) in the box provided to the right.)

2.	Stockholder proposal regarding the shareholder rights plan	FOR	☐	AGAINST	☐	ABSTAIN	☐

3.	Stockholder proposal regarding a director vote threshold	FOR	☐	AGAINST	☐	ABSTAIN	☐
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1 and AGAINST ITEMS 2 and 3.

Date:
Address Change? Mark Box ☐ Indicate changes below:

Signature(s) in Box
Please sign exactly as name(s) appear in type. If shares are held by joint owners, all persons should sign. When acting as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign full corporate name by president or other authorized officer. If a partnership, please sign partnership name by authorized person.